Filed Pursuant To Rule 424(b)(3)

File Number 333-175596

MICHAEL FOODS GROUP, INC.

SUPPLEMENT NO. 13 TO

MARKET-MAKING PROSPECTUS DATED AUGUST 8, 2011

THE DATE OF THIS SUPPLEMENT IS DECEMBER 5, 2012

ON DECEMBER 4, 2012, MICHAEL FOODS GROUP, INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED DECEMBER 3, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2012

MICHAEL FOODS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-173400	20-0344222
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Carlson Parkway, Suite 400

Minnetonka, Minnesota 55305

(Address of principal executive offices including zip code)

(952) 258-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 3, 2012, Michael Foods Group, Inc. (the “Company”) issued a news release announcing the launch of proposed amendments to its senior secured credit facilities. A copy of the news release issued by the Company is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit
99.1	News release issued by the Company on December 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 4, 2012

MICHAEL FOODS GROUP, INC.

By:	/s/ James E. Dwyer, Jr.
James E. Dwyer, Jr.
Its: Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	News release issued by the Company on December 3, 2012

Exhibit 99.1

MEDIA INQUIRIES:	December 3, 2012
Mark Westphal	FOR IMMEDIATE RELEASE
Senior Vice President and
Chief Financial Officer
(952) 258-4000

MICHAEL FOODS ANNOUNCES LAUNCH OF PROPOSED AMENDMENT TO ITS SENIOR SECURED CREDIT FACILITIES

MINNETONKA, MN, December 3—Michael Foods Group, Inc. (the “Company”) today announced that it is seeking an amendment to its senior secured credit facilities to increase the total leverage ratio used in calculating pro forma compliance under certain covenants in order to pay cash dividends or make cash contributions to its equity holders. The amendment is intended to provide additional covenant headroom to the Company in order to facilitate a potential debt offering by its parent company, although such amendment is not necessary to permit consummation of the proposed offering. The Company currently expects that such an offering, if consummated, would involve notes issued by its parent company in an aggregate principal amount of approximately $275 million. The Company expects that the net proceeds of the offering, plus approximately $50 million of the Company’s cash on hand, would be used to fund a dividend to its ultimate equity holders. Any such offering is subject to market conditions.

Neither this press release nor the information contained herein constitutes an offer to sell or the solicitation of an offer to buy any securities. Any such securities have not been and will not be registered under the Securities Act, and may not be offered or sold without registration thereunder or pursuant to an available exemption therefrom.

Forward-Looking Statements

Certain items contained in this press release may be “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, ability to fund operations, intentions relating to acquisitions, our competitive strengths and weaknesses, our business strategy and the trends we anticipate in the industries and economies in which we operate and other information that is not historical information. When used herein, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but there can be no assurance that our expectations, beliefs and projections will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, we do not have any intention or obligation to publicly update or revise any forward-looking statements after we distribute this press release, whether to reflect any future events or circumstances or otherwise. There are a number of risks and uncertainties that could cause actual events to differ materially from the forward-looking statements contained in this press release, including the factors described under “Risk Factors” in our 2011 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2012.

About the Company

Michael Foods Group, Inc., based in Minnetonka, Minnesota, is a producer and distributor of food products to the foodservice, retail and food-ingredient markets. Its principal products are egg products, refrigerated potato products, cheese and other dairy-case products.